Exhibit 10.1

EXECUTION VERSION

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of June 6, 2012 by and among Eric A. Cohen (“Executive”) and Power Great Lakes, Inc., an Illinois corporation (the “Employer”), and Power Solutions International, Inc., a Delaware corporation (the “Company”). For purposes of this Agreement, “Entities” means the Company and its Subsidiaries, including the Employer. Certain other definitions are set forth in Section 7 of this Agreement.

WHEREAS, the Employer and the Company desire to employ Executive as the Chief Operating Officer of each of them, effective April 9, 2012 (the “Effective Date”) for the operations of the Entities;

WHEREAS, Executive desires to be employed by the Employer and the Company and to perform services on behalf of the Entities; and

WHEREAS, the Employer and the Company and Executive desire to enter into this Agreement to, among other things, set forth (i) the terms and conditions of Executive’s employment with the Entities; and (ii) the obligation of Executive to refrain from competing with the Entities and to comply with certain other covenants under certain circumstances as provided below.

NOW, THEREFORE, the parties hereto agree as follows:

1. Employment. The Employer and the Company shall employ Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 4 (the “Employment Period”). Executive shall perform his duties at the Company’s headquarters in Wood Dale, Illinois, and Company may not relocate Executive more than 30 miles from Wood Dale, Illinois without Executive’s written consent. Executive’s employment may be terminated by any of the parties at any time subject to the provisions of this Agreement with 30 days advance written notice.

2. Position and Duties.

(a) During the Employment Period, Executive shall serve as the Company’s Chief Operating Officer for each of the Company and Employer and shall have the normal duties, responsibilities and authority associated with such position, including oversight of day-to-day operations, corporate development, and strategic growth through acquisitions, all subject to the power of the Chief Executive Officer of the Company (the “CEO”), the Board of Directors of the Company, or a duly appointed committee thereof (either, the “Board”) to expand or limit such duties, responsibilities and authority and to override actions of Executive.

(b) During the Employment Period, Executive (i) shall report to the CEO, (ii) shall devote substantially all of Executive’s business time and attention (except for permitted vacation periods, periods of illness or other incapacity, or for engaging in educational, civic, charitable or other similar activities, as long as such activities do not materially interfere with Executive’s duties to the Entities, and other permitted absences for which senior executive employees of the Company are generally eligible from time to time under the Company’s policies) to the business and affairs of the Entities, (iii) shall not engage in any other business activity without the prior written approval of the CEO, and (iv) shall perform Executive’s duties and responsibilities hereunder to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner and shall strive to promote the success and best interests of the Entities.

3. Compensation and Benefits.

(a) Base Salary. Executive’s base salary shall be $350,000.00 per annum, or such other increased rate as the Company may determine from time to time (as adjusted from time to time, the “Base Salary”), provided that no decreases in Base Salary may be made without the written consent of Executive. Base Salary will be payable by the Company in regular semi-monthly installments in accordance with the Company’s general payroll practices.

(b) Benefits. During the Employment Period, Executive shall be entitled to participate in all of the Company employee benefit programs for which senior executive employees of the Company are generally eligible.

(c) Bonus. For each the Company fiscal year during the Employment Period, Executive shall be entitled to receive a bonus (the “Annual Bonus”) of up to 100% of his then current Base Salary. The Annual Bonus payable to Executive for each such year shall be determined by the Board in its sole discretion and may be based upon Executive’s performance with respect to annual targets to be established by the Board and communicated to Executive within the first 90 days of the Company’s fiscal year. The Annual Bonus will be paid to Executive no later than by March 15 following the last day of the Company’s fiscal year on which the bonus is based.

(d) Equity Award. On the date as of which this Agreement is made, the Company will grant Executive a stock-settled stock appreciation right (the “SAR”) issued pursuant to the award agreement attached hereto as Exhibit A and Section 7 of the Power Solutions International, Inc. 2012 Incentive Compensation Plan (the “Equity Plan”); provided, that the SAR grant will be subject to the approval of the Equity Plan by the Company’s stockholders.

(e) Business Expenses. During the Employment Period, the Company will reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties and responsibilities under this Agreement to the extent consistent with the Company policies in effect from time to time with respect to travel, entertainment and other business expenses for the Company senior executives, subject to the Company reasonable requirements, including submission of an expense report on a monthly basis, with respect to reporting and documentation of such expenses.

(f) Vacation. Executive is entitled to four weeks of paid vacation for 2012 and to five weeks of vacation each subsequent calendar year during the Employment Period. If the Employment Period is not renewed, Executive is entitled to two weeks of paid vacation for the calendar year that contains the last day of the Employment Period. One week of vacation may be taken in daily increments, while the remaining weeks of vacation must be taken in weekly increments and must be scheduled at least two weeks in advance and approved by the CEO. Unused vacation time may not be carried over from one year to the next, and if not taken is forfeited.

(g) Payroll Withholding. All amounts payable to Executive by the Company as compensation will be subject to all withholding by the Company required under applicable law.

4. Term; Termination; Severance.

(a) The Employment Period will commence on the Effective Date and will continue until the first to occur of (i) Executive’s death; (ii) a termination by the Company at any time; (iii) a termination by Executive at any time; or (iv) April 1, 2016 (the “Initial Term End Date”); provided that the Employment Period will renew for a one-year period (the “Renewal Period”) following the Initial Term End Date, unless either the Company or Executive notifies the other party of the intention not to renew the Agreement in writing at least 90 days before the Initial Term End Date. Any termination of Executive’s employment with the Company shall be a “Termination.” The date of any termination of Executive’s employment with the Company shall be the “Termination Date.”

(b) Upon Termination, Executive shall be entitled to receive the amounts described under this Section 4(b). Except as expressly provided in this Section 4(b), Executive shall not be entitled to receive Executive’s Base Salary or any bonuses or other benefits from the Company for any period after the Termination Date.

(i) Upon any Termination:

(1) The Company shall pay Executive his (A) Base Salary earned and unpaid through Termination Date, prorated on a daily basis, (B) all accrued but unpaid vacation time earned by Executive during the calendar year in which such Termination occurs, (C) his earned but unpaid Annual Bonus, if any, for the preceding fiscal year, and (D) all reimbursable business expenses timely submitted pursuant to Section 3(e). Such payment will be made on the next regularly scheduled payroll date following the Termination Date.

(2) Executive will be eligible continue to participate in any Company employee benefit pursuant to the terms of such plans, including COBRA Continuation Coverage. The Continuation Benefits Executive is eligible to receive, if any, will cease immediately upon Executive becoming gainfully employed and being eligible for benefits at his new place of employment. Executive shall notify the Company in writing promptly after Executive’s commencement of such other employment.

(3) The Company shall not be required to provide additional accruals or contributions (except as already accrued by Executive prior to the Termination Date) under any retirement plan qualified under Code Section 401(a) following Executive’s Termination Date.

(ii) Upon a Termination (A) of Executive by the Company for Cause, (B) by Executive for any reason, (C) due to Executive’s death while employed by the Company during the Employment Period, or (D) upon the Initial Term End Date or, if applicable, the end of the Renewal Period, the Company shall have no further obligations hereunder or otherwise with respect to Executive’s employment following the Termination Date, except for:

•	the amounts described in Section 4(b)(i)(1),

•	the benefits described in Section 4(b)(i)(2), and

•	any rights under the award agreement evidencing the SAR issued pursuant to Section 3(d).

(iii) Upon a Termination of Executive by the Company for reasons other than Cause, in addition to the payments and rights described in Section 4(b)(ii), the Company shall provide Executive with the following payments (the “Severance Benefits”):

•	Continued payments to Executive of his Base Salary for 12 months, payable on the regular payroll dates of the Company, subject to Section 9,

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an amount equal to the Annual Bonus earned by Executive in the calendar year preceding the calendar year in which the Termination occurs, multiplied by the number of calendar days the Company or its subsidiaries employed Executive in the calendar year in which the Termination occurs, divided by 365. The Severance Benefit attributable to the Annual Bonus will be paid on the next regularly scheduled payroll date following the Termination Date, subject to Section 9.

Receipt of the Severance Benefits shall be subject to Executive executing and returning to the Company a release agreement (the “Release Agreement”) in a form acceptable to the Company and such Release Agreement becoming effective and irrevocable no later than 55 days following Executive’s Termination Date. Executive acknowledges that until a Release Agreement is timely executed, delivered to the Company and the applicable revocation period (if any) expires, the Company will not be obligated to make any Severance Benefits due under this Agreement following Executive’s Termination Date. Executive further acknowledges that if either or both of the following occur: (x) the Release Agreement is not timely executed and delivered to the Company, and/or (y) the applicable revocation period (if any) does not expire without revocation of the Release Agreement by Executive as provided in this Agreement, the Severance Benefits Section 4(b)(iii) shall be forfeited. Any severance paid pursuant to this Agreement shall be in addition to any other compensation or benefits to which Executive may be entitled under any other plan, program or payroll practice of the Company, other than any applicable severance plan of the Company.

5. Executive Covenants. In consideration of the benefits to be provided to Executive under this Agreement, which Executive agrees constitute good and sufficient consideration, Executive agrees to the following restrictive covenants.

(a) Confidential Information. Executive acknowledges that by reason of his employment by the Company, or while being associated with the Entities, Executive has had and will have access to and become informed of Confidential Information (defined below) that is a competitive asset of the Company, and agrees that the Entities have a protectable interest in such Confidential Information. Therefore, Executive agrees that he shall not, directly or indirectly, disclose to any unauthorized person or use for his own purposes any such Confidential Information without the prior written consent of the Company unless and to the extent that such Confidential Information (i) becomes or is generally known to the public and available for use by the public and industry other than as a result of Executive’s unauthorized acts or omissions in breach of this Agreement, or (ii) is required to be disclosed by judicial process, law or securities exchange on which the securities of the Company or any of its affiliates are listed; provided, however, that Executive, to the extent not prohibited by such process, law or exchange, shall give the Company written notice of the Confidential Information to be so disclosed pursuant to clause (ii) of this sentence as far in advance of its disclosure as is reasonably practicable, shall cooperate with the Company in any efforts to protect the Confidential Information from disclosure (including efforts to secure a judicial order to such effect), and shall limit his disclosure of such Confidential Information to the minimum disclosure required by such process, law or exchange. Executive acknowledges that all documents and other property including or reflecting Confidential Information furnished to Executive by any entity or otherwise acquired or developed by an Entity or acquired, developed or known by Executive by reason of the performance of his duties for, or his association with, any of the Entities shall at all times be the property of the Company. Executive shall take all reasonable steps to safeguard Confidential Information and protect it against disclosure, misuse, loss or theft. Executive shall deliver to the Company, at such time as the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) that constitute Confidential Information that Executive may then possess or have under his control. “Confidential Information” means (x) any and all trade secrets concerning the business and affairs of any Entity, any product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), database technologies, systems, structures, architectures processes, improvements, devices, discoveries, concepts, methods, and information of any Entity; (y) any and all information concerning the business and affairs of any Entity (which includes financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers, personnel training and techniques and materials, and purchasing methods and techniques), however documented; and (z) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for any Entity containing or based, in whole or in part, upon any information included in the foregoing.

(b) Non-Compete. Executive acknowledges that by reason of Executive’s duties and association with the Entities, Executive has or will become familiar with Confidential Information concerning the Entities and that Executive’s services are of special, unique and extraordinary value to the Entities. Therefore, Executive agrees that during his employment with the Company and until the date that is 18 months after his Termination Date (the “Noncompete Period”), Executive shall not, without the prior express written approval of the CEO or the Board, other than in the legitimate exercise of his duties for the Company, directly or indirectly own, manage, operate, control, be employed or engaged by, lend to, or otherwise serve as a director, officer, stockholder, partner, member, manager, agent, consultant or contractor of or to, any entity that engages in, or otherwise engage or participate in, whether or not for compensation, the business of designing, manufacturing, marketing, distributing and/or otherwise supplying or providing engines, power systems (and/or subsystems, components, kits and/or parts), other engine power products, telematics products and/or connected asset services (and/or other products and/or services directly related to any of the foregoing) to manufacturers and suppliers of industrial equipment and/or vehicles, or in any other business in which the Company engages as of the date on which Executive’s employment with the Company ends (“Competitive Activity”). The provisions in this Section 5(b) shall operate in the market areas of the United States and any other market areas of any other countries anywhere in the world in which the Entities conduct or plan to conduct their business as of Executive’s separation from the Company. The foregoing shall not restrict the Executive from directly or indirectly owning stock of the Company or up to an aggregate of two percent of the outstanding stock of any publicly held company engaged in a business competitive to the Entities’ business.

(c) Non-Solicitation. Executive agrees that during his employment with the Company and until the two year anniversary of his Termination Date, he shall not, directly or indirectly, whether individually, as a director, stockholder, partner, member, manager, owner, officer, employee, agent, consultant or contractor of or to any business or entity, or in any other capacity: (i) induce or attempt to induce any employee of any Entity to leave his or her employ or in any way interfere with the relationship between any Entity and any employee thereof; (ii) solicit to hire or hire any person who was an employee of any Entity at any time during the one-year period prior to the date of Executive’s Termination; or (iii) solicit any customer, developer, client, supplier, vendor, licensee, licensor, franchisee or other business relation of any Entity for sale thereto of any products or services related to any Competitive Activity, induce or attempt to induce any such customer, developer, client, supplier, vendor, licensee, licensor, franchisee or other business relation of any Entity to cease doing business with any Entity, or in any way interfere with the relationship between any such customer, developer, client, supplier, vendor, licensee, licensor, franchisee or business relation of any Entity (including making any negative statements or communications about any Entity or any of their respective officers, directors, products or services).

(d) Return of Materials. Executive agrees that when his relationship with the Company ends (for whatever reason), he shall not take with him but will leave with the Company all property of the Company, including all records, papers and computer data and any copies thereof that contain or relate to Confidential Information (or, if such papers, records, computer data or copies are not on the premises of the Company, Executive agrees to return such papers, records and computer data immediately upon his employment termination). Executive acknowledges that all such property, including such papers, records, computer data and copies thereof, are and remain the property of the Company. The Company will return all of Executive’s personal items on the Company’s premises promptly following the Termination Date.

(e) Work Product. If during Executive’s service with the Entities, Executive invents, designs, or prepares or produces, in whole or in part, any work product derived from the Company’s Confidential Information or other property, such work product shall be and remain the property of the Company.

6. Enforcement and Remedies.

(a) If, at the time of enforcement of any of Section 5, a court of competent jurisdiction or an arbitrator shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(b) Executive agrees that he shall not be entitled to receive any Severance Benefit if Executive breaches any of his obligations arising under Section 5.

(c) Executive acknowledges that the provisions of Section 5 are in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. Executive expressly agrees and acknowledges that the restrictions contained in Section 5 do not preclude Executive from earning a livelihood, nor do they unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to any Entity of its non-enforcement outweighs any harm to Executive of its enforcement by injunction or otherwise. Executive acknowledges that Executive has carefully read this Agreement and has given careful consideration to the restraints imposed upon Executive by this Agreement, and is in full accord as to their necessity. Executive expressly acknowledges and agrees that the restrictions contained herein are reasonable in terms of duration, scope and area restrictions and are necessary to protect the Confidential Information and the goodwill of the businesses of any Entity, and Executive agrees not to challenge the validity or enforceability of the restrictions contained herein. The parties hereto expressly agree that money damages would not be an adequate remedy for breaching any provision of Section 5. Therefore, in the event of a breach or threatened breach of any such provision, the Company and/or any other Entity or their respective successors or assigns shall be entitled to, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without the necessity of posting a bond or other security, or proving economic harm).

(d) Sections 5 and 6 shall survive and continue in full force and effect in accordance with its terms notwithstanding the termination or expiration of this Agreement and/or the end of the Employment Period and the Termination of Executive’s employment for any reason.

7. Definitions. The following terms shall have the meanings set forth below:

(a) “Cause” means, as determined by the Board in its sole discretion, shall mean the occurrence of one or more of the following:

•	A conviction or a plea of nolo contendere by Employee of a felony, or other crime involving dishonesty, disloyalty or fraud;

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action by Executive constituting gross negligence, willful misconduct or unlawful conduct, which results in significant financial loss or liability to any Entity or, in any material respect, impairs the reputation, goodwill or business of any Entity;

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the determination, following consultation with an independent medical doctor, that Executive suffers from a physical or mental illness or injury that renders Executive incapable of performing his duties, with or without a reasonable accommodation, and that does or may be expected to continue for more than six months during any consecutive 12 month period;

•	Executive’s breach of any provision in Section 5; and

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the continued failure of Executive for 30 consecutive days, after prior written notice of such failure and following a reasonable opportunity by Executive to cure, to perform the duties assigned to Executive in accordance herewith.

(b) “COBRA Continuation Coverage” means the medical, dental and vision care benefits that Executive and his “qualifying family members” (defined below) elect and are eligible to receive upon the Termination Date pursuant to Code Section 4980B and Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended. For this purpose, Executive’s “qualifying family members” are his spouse and dependent children to the extent they are eligible for, and elect to receive, continuation coverage under such Section 4980B and Section 601 et seq. COBRA Continuation Coverage under this Agreement shall terminate for any individual when it terminates under the terms of the applicable benefit plan of the Company in accordance with such Section 4980B and Section 601 et seq.

(c) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and in effect thereunder.

(d) “Subsidiary” means any corporation, limited liability, partnership, association or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more of the other Subsidiaries of the Company or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by the Company or one or more Subsidiaries of the Company or a combination thereof. For purposes hereof, the Company or a Subsidiary shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such the Company or Subsidiary shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

8. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipients at the address indicated below:

If to Executive:	Eric A. Cohen
1031 Ash Street
Winnetka, IL 60093

If to the Employer or to the Company:	Power Solutions International, Inc.
655 Wheat Lane
Wood Dale, IL 60191
Attn: Gary Winemaster

with a copy to:	Katten Muchin Rosenman LLP
525 West Monroe
Chicago, IL 60661
Attn: Mark Wood

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, upon actual receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after being so sent; or (c) if otherwise actually personally delivered, when so delivered.

9. Code Section 409A.

(a) The intent of the parties is that payments and benefits under this Agreement comply with or are exempt from Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with or exempt from Code Section 409A; provided, however that in no event shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A.

(b) To the extent that Executive is a “specified employee” (as such term is defined under Code Section 409A) as of the date of termination, the severance pay set forth in this Section shall commence six months after the date of the date of separation from service (the “Six-Month Delay”). Payments to which Executive would otherwise be entitled during the Six Month Delay will be accumulated and paid on the first day of the seventh month following the date of termination. Notwithstanding the preceding sentence, to the maximum extent permitted under Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) (or any similar or successor provisions), during the period of the Six-Month Delay, the Company will pay Executive an amount equal to the lesser of (i) the total Severance Benefits payable at the times prescribed under Section 4(b)(iii) and (ii) two times the lesser of (A) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Code Section 401(a)(17) for the year in which the Termination Date occurs, and (B) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the taxable year of Executive preceding the taxable year of Executive in which Executive’s Termination Date occurs (adjusted for any increase during that year that was expected to continue indefinitely if Executive had not had a Termination Date). Such payments will be made during the period of the Six-Month Delay, as scheduled under this Section.

(c) For purposes of Code Section 409A, any payment of “deferred compensation” due to Executive solely as a result of his Termination shall be payable only if Executive has had a “separation from service” as defined in Treasury Regulation

Section 1.409-1(h).

(d) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e) Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

10. Executive Representations. In connection with entering in the Agreement, Executive represents and warrants to the Company that:

(a) This Agreement and each of the other agreements contemplated hereby constitutes the legal, valid and binding obligation of Executive, enforceable in accordance with its terms, and the execution, delivery of this Agreement and such other agreements by Executive does not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject.

(b) Executive has consulted with independent legal counsel regarding his rights and obligations under this Agreement and fully understands the terms and conditions contained herein. Executive has obtained advice from persons other than the Company and its counsel regarding the tax effects of the transaction contemplated hereby.

(c) In signing this Agreement, Executive gives the Company assurance that Executive has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under Section 5 and the remedies provided under Section 6.

11. General Provisions

(a) Severability. If any provision hereof is invalid or unenforceable, the invalidity or unenforceability shall not affect any other provision hereof and this Agreement shall be construed in all respects as if the invalid or unenforceable provision had been omitted.

(b) Complete Agreement. This Agreement fully amends and restates any existing employment agreement between or among the Executive and any Entity or Entities. Further, this Agreement, any equity award agreement, and any other document expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, employment agreements, severance agreements, representations or other agreements by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(c) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument, and may be delivered by facsimile or other form of electronic transmission.

(d) Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, Employer and their respective successors and assigns; provided that the rights and obligations of Executive under this Agreement shall not be assignable.

(e) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois (regardless of its conflict of laws principles), and without reference to any rules of construction regarding the party responsible for the drafting hereof. Each party hereto submits to venue in, and jurisdiction of, the State or Federal Court (as may be appropriate) nearest to the Company’s then headquarters.

(f) Survival. The provisions set forth in Sections 4 through 11 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of the Employment Period.

(g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

(h) Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(i) Rules of Construction. The following rules of construction will apply to the Plan: (i) the word “or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural, and words in the plural include the singular, and (iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(j) Other Laws. Except as express provided in Section 11(e), nothing in this Agreement shall be construed to limit or negate any common or statutory law, including any laws of fiduciary duties, torts or trade secrets, where it provides the parties hereunder with broader protection than that provided herein.

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[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement on the date first written above.

POWER SOLUTIONS INTERNATIONAL, INC.

By:	/s/ Gary S. Winemaster

Its:	Gary Winemaster, Chief Executive Officer

POWER GREAT LAKES, INC.

By:	/s/ Gary S. Winemaster

Its:	Gary Winemaster, Chief Executive Officer

EXECUTIVE:

/s/ Eric A. Cohen

Exhibit A

Stock Appreciation Right Award Agreement

Issued pursuant to the

Power Solutions International, Inc. 2012 Incentive Compensation Plan

(as attached)